Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2012, with respect to the financial statements of Ginkgo Residential Trust Inc. and our report dated March 16, 2012, with respect to the financial statements and schedule of Ginkgo Predecessor, all of which are contained in the Registration Statement and Prospectus of Ginkgo Residential Trust Inc. (File No. 333-180191). We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Charlotte, NC

May 4, 2012